Exhibit 99.1

News Release

For further information, please contact:
Scott A. Kingsley, E.V.P. and
Chief Financial Officer
Office: (315) 445-3121
Fax: (315) 445-7347

For Immediate Release

COMMUNITY BANK, N.A.
COMPLETES ACQUISITION OF EIGHT FORMER BANK OF AMERICA BRANCHES IN NORTHEAST PENNSYLVANIA
Syracuse, N.Y. — December 16, 2013 — Community Bank System, Inc. (NYSE: CBU) through its wholly-owned banking subsidiary, Community Bank, N.A. is pleased to announce its acquisition of eight branch-banking locations across its Northeast Pennsylvania markets from Bank of America, N.A.  Five of the acquired branches are located in Luzerne County, one is located in Lackawanna County and two are located in Carbon County.
The acquisition, which adds over $310 million in customer deposit accounts, strengthens the Company’s ability to provide exceptional service to consumer, business banking and private banking clients in Northeastern Pennsylvania while growing its presence and acquiring new customers.
Community Bank has provided information to customers regarding the transition of these locations and their accounts over the past several months.  Customers with further questions can contact any Community Bank branch office or call 1-800-388-4679.
“We are delighted to welcome the employees and customers of these eight branch-banking centers to Community Bank, N.A.,” said Mark Tryniski, Community Bank’s CEO.  “We have worked very hard to make the transition as simple as possible for customers and we are pleased to continue serving them and the community with the same team of professionals they have come to know and trust.”
Headquartered in DeWitt, New York, Community Bank System, Inc. has $7.3 billion in assets and over 180 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., a national employee benefits consulting and trust administration firm; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, Inc., a wealth management firm delivering a wide range of financial products throughout the Company’s branch network; and Nottingham Advisors, an investment management and advisory firm.  For more information, visit: www.communitybankna.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.
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